Exhibit 5.2

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

April 19, 2017

Engility Corporation

4803 Stonecroft Boulevard

Chantilly, Virginia 20151

Ladies and Gentlemen:

We have acted as counsel to Engility Corporation (the “Company”), its direct parent, Engility Holdings, Inc., a Delaware corporation (“Holdings”) and the other Delaware Guarantors (as defined below), each organized and existing under the laws of the State of Delaware, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $300,000,000 aggregate principal amount of the Company’s 8.875% senior notes due 2024 (the “Exchange Notes”) that are to be general senior unsecured obligations of the Company and unconditionally guaranteed on a senior unsecured basis by Holdings and certain of the Company’s current and future domestic subsidiaries, including the Delaware entities set forth on Schedule I attached hereto (along with Holdings, collectively, the “Delaware Guarantors”). The Exchange Notes are to be issued pursuant to an indenture (the “Indenture”), dated as of August 12, 2016, by and among the Company, Holdings and the other guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee.

The Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 8.875% senior notes due 2024 in accordance with the terms of a Registration Rights Agreement, dated as of August 12, 2016, by and among the Company, Holdings and the other guarantors party thereto and Morgan Stanley & Co., LLC, as the representative of the initial purchasers named therein (the “Registration Rights Agreement”).

In rendering our opinions herein, we have relied with respect to factual matters, upon the certificate with respect to various factual matters signed by an officer of each of the Company and the Delaware Guarantors and dated the date of this opinion, and certificates of public officials referred to below. In addition, we have reviewed and relied upon such corporate or other organizational documents of the Company and the Delaware Guarantors and such other records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(i) the Registration Rights Agreement;

(ii) the Indenture;

(iii) the form of Exchange Notes;

(iv) the Registration Statement; and

April 19, 2017

(v) the prospectus contained within the Registration Statement (the “Prospectus”).

In connection with our examination of documents, we have assumed the genuineness of signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us as certified, conformed or photographic copies, the legal capacity of all natural persons, and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have assumed that all documents we have reviewed (i) are the valid and binding obligations of and enforceable against each party thereto and (ii) have been duly authorized, executed and delivered by each party thereto (other than to the extent we render opinions below as to due authorization, execution and delivery by the Company or the Delaware Guarantors).

Except as expressly set forth in this opinion letter, we have made no independent investigation or inquiry as to the accuracy or completeness of any representation, warranty, data, certificate or other information, written or oral, made or furnished to us in connection with the transactions contemplated by the Registration Statement.

The opinions expressed herein are limited in all respects to the Delaware General Corporation Law and the Delaware Limited Liability Company Act, and no opinion is expressed with respect to (i) any federal laws of the United States of America or any other jurisdiction, or any effect which such laws may have on the opinions expressed herein, (ii) the bylaws, rules or regulations of the Financial Industry Regulatory Authority, Inc. or (iii) the securities or “blue sky” laws of any jurisdiction. We are not rendering any opinion, and we are not providing any assurance, as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

We have not undertaken any independent investigation to determine the existence or absence of facts, and no inference as to our knowledge of the existence or absence of any such facts should be drawn from the fact of our representation of the Company or the Delaware Guarantors.

With regard to our opinion in paragraph 1 below with respect to the Delaware Guarantors’ good standing, we have based our opinions solely upon examination of the certificates of good standing issued by the Delaware Secretary of State as of a recent date.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(1) Each of the Delaware Guarantors is validly existing and in good standing under the laws of the State of Delaware.

(2) Each of the Delaware Guarantors has the requisite corporate or limited liability company power, as applicable, under Delaware law to execute, deliver and perform its obligations under the Indenture, including the guarantee of the Exchange Notes.

(3) The performance by each of the Delaware Guarantors of its obligations under the Indenture, including guaranteeing the Exchange Notes in accordance with the provisions of the Indenture, has been duly authorized by each such Delaware Guarantor by all necessary corporate or limited liability company action under Delaware law.

Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of any changes in the facts or law relating to the matters covered by this opinion that may hereafter come to our attention.

April 19, 2017

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Bass, Berry & Sims PLC

Schedule I

Delaware Subsidiary Guarantors

ATAC Services, LLC

Engility LLC

Support Services Organization, LLC

TASC Services Corporation

Texeltek, LLC